Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF MERGER, WHICH MERGES:

"BULLFROG GOLD ACQUISITION CORP.", A DELAWARE CORPORATION,

WITH AND INTO "STANDARD GOLD CORP." UNDER THE NAME OF "STANDARD GOLD CORP.", A CORPORATION ORGANIZED AND EXISTING UNDER THE LAWS OF THE STATE OF NEVADA, AS RECEIVED AND FILED IN THIS OFFICE THE THIRTIETH DAY OF SEPTEMBER, A.D. 2011, AT 3:09 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

5045960 8100M

111059956

AUTHENTICATION: 9070294

DATE: 10-04-11

State of Delaware
Secretary of State
Division of Corporations
Delivered 03:34 PM 09/30/2011
FILED 03:09 PM 09/30/2011
SRV 111059956 - 5025186 FILE

STATE OF DELAWARE
CERTIFICATE OF MERGER OF
DOMESTIC CORPORATION INTO
FOREIGN CORPORATION

Pursuant to Title 8, Section 252 of the Delaware General Corporation Law, the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of each constituent corporation is Standard Gold Corp., a Nevada corporation, and Bullfrog Gold Acquisition Corp., a Delaware corporation.

SECOND: The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations pursuant to Title 8, Section 252.

THIRD: The name of the surviving corporation is Standard Gold Corp., a Nevada corporation.

FOURTH: The Certificate of Incorporation of the surviving corporation shall be its Certificate of Incorporation.

FIFTH: The merger is to become effective on September 30, 2011.

SIXTH: The Agreement of Merger is on file at 3266 Galveston Dr., Apache Junction, AZ 85120, the place of business of the surviving corporation.

SEVENTH: A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

EIGHT: The surviving corporation agrees that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of the surviving corporation arising form this merger, including any suit or other proceeding to enforce the rights of any stockholders as determined in appraisal proceedings pursuant to the provisions of Section 262 of the Delaware General Corporation laws, and irrevocably appoints the Secretary of State of Delaware as its agent to accept services of process in any such suit or proceeding. The Secretary of State shall mail any such process to the surviving corporation at 3266 Galveston Dr., Apache Junction, AZ 85120.

IN WITNESS WHEREOF, said surviving corporation has caused this certificate to be signed by an authorized officer, the 30th day of September, 2011.

By: ______________________
Authorized Officer

Name: Joshua D. Aleaki
Print or Type

Title: President